EXHIBIT 10.05

STATE OF NORTH CAROLINA

COUNTY OF DAVIE

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of the 16th day of September, 2009 (the “Effective Date”), by and between BANK OF THE CAROLINAS (“BOC”) and ROBERT W. JOHNSON (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee currently is employed as Senior Vice President and Chief Lending Officer of BOC, and in such position he shall be expected to provide leadership and guidance in the growth and development of BOC’s business; and,

WHEREAS, Employee’s experience and knowledge of banking operations and lending policies, and his knowledge of and standing and reputation in BOC’s market area, is of benefit to BOC in the continuation of BOC’s business, and, for that reason, BOC desires to retain Employee’s services as an employee of BOC; and,

WHEREAS, as an inducement to Employee’s continued employment, BOC has agreed to provide for certain payments to Employee in the event of a termination of Employee’s employment with BOC under certain circumstances in conjunction with a change in control of BOC, and, to set forth the terms and conditions of that arrangement, BOC and Employee desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, BOC and Employee hereby agree as follows:

1.    Effective Date of Agreement.    This Agreement shall be effective on the Effective Date set out above and shall remain in effect until terminated as provided herein.

2.    Payment in Certain Events.

(a)    Subject to the limitations set forth herein (including Paragraphs 3, 5, 6 and 7 below), if at the effective time of, or any time within 24 months following, a “Change in Control” (as defined below):

(i)    BOC terminates Employee’s employment other than for “Cause” (as defined in Paragraph 4 below), or,

(ii)    a “Termination Event” (as defined below) occurs and, thereafter, within such 24-month period, Employee voluntarily terminates his own employment with BOC, following the giving of written notice to BOC and an opportunity for BOC to cure or remedy the Termination Event, in the manner described in Paragraph 2(g) below;

then (subject to the limitations set forth herein) Employee shall be entitled to receive from BOC, and BOC shall be obligated to pay or cause to be paid to Employee, an amount equal to his base salary for 36 months at his annual rate of salary in effect at the time of termination.

(b)    For purposes of this Agreement, but only to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended, regulations and guidance promulgated thereunder, as applicable (“Section 409A”), a “Change in Control” shall be deemed to have occurred if, after the Effective Date:

(i)    any “Person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly, in any manner, acquires beneficial ownership of more than fifty percent of the shares entitled to vote in the election of directors of BOC or its parent bank holding company, Bank of the Carolinas Corporation (“BankCorp”), or in any manner acquires control of the election of a majority of the directors of BOC or BankCorp (excluding BOC, BankCorp, any wholly-owned subsidiary of BOC or BankCorp, or any employee benefit plan sponsored or maintained by BOC or BankCorp); or

(ii)    BOC or BankCorp consolidates or merges with or into another corporation, or otherwise is reorganized, where BOC or BankCorp is not the resulting or surviving corporation in such transaction, unless the transaction involves only two or more of BOC, BankCorp or a wholly-owned subsidiary of BOC or BankCorp; or

(iii)    all or substantially all the assets of BOC or BankCorp are sold or otherwise transferred to or acquired by any other corporation, association or other person, entity or group.

However, notwithstanding anything contained herein to the contrary, for purposes of this Agreement the term “Change in Control” shall not include a transaction approved by BOC’s or BankCorp’s Board of Directors which results in BOC or BankCorp merging with, transferring its assets to or becoming the subsidiary of a corporation or other entity newly formed at the direction of BOC’s or BankCorp’s Board of Directors for the purpose of such transaction (including a corporation or entity so formed for the purpose of serving as BOC’s or BankCorp’s parent bank holding company), and in which the holders possessing, directly or indirectly, a majority of the shares entitled to vote in the election of BankCorp’s directors immediately before the transaction or series of related transactions (other than those who exercise statutory rights of dissent and appraisal) will hold, directly or indirectly, a majority of shares entitled to vote in the election of directors of the surviving or transferee entity immediately after the transaction or series of related transactions. Further, and notwithstanding the other provisions of this Paragraph 2, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, BOC and Employee agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement, in which event Employee shall be deemed to have forever waived all right to any payment under this Agreement as a result of that transaction or event, but not to any future transaction or event.

(c)    For purposes of this Agreement, all references to “BOC” shall include any “Successor” (as defined below) to BOC which shall have assumed and become liable for BOC’s obligations hereunder (whether such assumption is by agreement, operation of law or otherwise). “Successor” refers to any Person or entity (corporate or otherwise) into which BOC (or any such Successor) shall be merged or consolidated or to which all or substantially all of BOC’s (or any such Successor’s) assets shall be transferred in any manner.

(d)    For purposes of this Agreement, but only to the extent consistent with the definition of “good reason termination” under Section 409A, a “Termination Event” shall be deemed to have occurred if, following a Change in Control, and without Employee’s express written consent:

(i)    Employee’s annual base salary rate is materially reduced below the annual rate in effect as of the effective date of the Change in Control or as the same shall have been increased from time to time following such effective date; or

(ii)    Employee is transferred to a job location which is more than 25 miles (by most direct highway route) from his principal work location at the effective date of the Change in Control.

However, notwithstanding the other provisions of this Paragraph 2, an event shall not be considered a Termination Event if, prior to the occurrence of such event, BOC and Employee agree in writing that the same shall not be treated as a Termination Event for purposes of this Agreement, in which event Employee shall be deemed to have forever waived all right to any payment under this Agreement as a result of that event, but not to any future such event.

A Termination Event shall be deemed to have occurred on the date such action or event giving rise to the Termination Event is implemented or takes effect or, if later, on the date on which notice of the action or event giving rise to the Termination Event is given to Employee.

(e)    If Employee’s employment is terminated by BOC without Cause prior to the effective time of a Change in Control, but following the date on which BOC’s or BankCorp’s board of directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to the Change in Control, and if that Change in Control later becomes effective, then, for purposes of this Agreement, such termination of employment shall be deemed to have occurred at the effective time of the Change in Control.

(f)    Amounts payable pursuant to this Section 2 shall be paid, at the election of Employee as indicated below, either in (i) a lump sum payment which shall be due and payable by BOC within 45 days following the “Termination

Date” (as defined below), or (ii) in 36 equal monthly payments which shall commence on the 45th day following the Termination Date and be made on the same day of each consecutive month thereafter until all such monthly payments have been paid. For purposes of this Agreement, the “Termination Date” will be the effective date of the termination of Employee’s employment which gives rise to BOC’s payment obligation under this Paragraph 2.

Employee irrevocably elects that amounts payable pursuant to this Paragraph 2 be paid (check one):

☐    In a lump sum as described above.

☐    In 36 equal monthly payments as described above.

(g)    In order to for Employee to become entitled to any payments under Paragraph 2(a)(ii) of this Agreement, the Termination Date must occur within 24 months following the Change in Control. In order to terminate his employment pursuant to Paragraph 2(a)(ii), Employee must, within thirty (30) days following the occurrence of the Termination Event, give written notice to BOC describing the Termination Event and Employee’s intention to terminate his employment (a “Notice of Termination Event”). Following its receipt of Employee’s Notice of Termination Event, BOC shall have a period of 30 days within which it may cure or remedy the Termination Event (the “Cure Period”).

If Employee gives a Notice of Termination Event to BOC and the Termination Event is not cured or remedied by BOC during the Cure Period, then, unless Employee previously has given written notice to BOC as provided below that he withdraws the Notice of Termination Event and waives the Termination Event, the Termination Date shall be the earlier of (i) the expiration date of the Cure Period, or (ii) the date following Employee’s receipt of the written notice from BOC in which it notifies Employee that it will not cure or remedy the Termination Event. If Employee does not give the required Notice of Termination Event to BOC within the 30-day period following the occurrence of a Termination Event as described above, or if Employee gives the required Notice of Termination Event and the Termination Event is cured or remedied by BOC within the Cure Period or, prior to the end of the Cure Period, Employee gives written notice to BOC that he withdraws his Notice of Termination Event and waives the Termination Event, then Employee thereafter shall have no rights to any payment hereunder with respect to that Termination Event but shall retain rights, if any, hereunder with respect to any other or further Termination Event occurring as to which such notice period has not expired.

(h)    It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by BOC for federal income tax purposes to the maximum extent permissible under applicable law and regulations, and that no such payments result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, if the Corporate Governance Committee of BOC’s Board of Directors, based upon the advice of BOC’s independent certified public accountants or legal counsel, reasonably believes that any payments to be made to or for the benefit of Employee under this Agreement on account of a Change in Control (whether separately or in combination with other payments to be made to or for the benefit of Employee pursuant to any other agreements or arrangements) would be deemed to be “parachute payments” as that term is defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Section 280G(e) of the Code, then the payments provided for under this Agreement or such other payments may be modified or reduced in amount by BOC to the extent (but only to the extent) which, based on the advice of BOC’s independent certified public accountants or legal counsel, the Corporate Governance Committee of BOC’s Board of Directors in good faith deems to be necessary to avoid the imposition of excise taxes on Employee under Section 4999 of the Code and the disallowance of a deduction to BOC under Section 280G(a) of the Code.

In the event the amount of any payments are required to be reduced pursuant to this Paragraph 2(h), the last payments in time shall be reduced first, and if any payments to be reduced otherwise would be made at the same time, payments other than cash shall be reduced first.

3.    Exclusions.    Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by Employee that:

(a)    Employee shall not be entitled to any payments under this Agreement in the event (i) BOC terminates Employee’s employment for Cause, or (ii) Employee voluntarily terminates his employment with BOC other than as provided in Paragraph 2(a)(ii) and 2(g) above, or (iii) Employee’s employment with BOC terminates or is terminated due to his death, “Retirement” (as defined below) or “Disability” (as defined below); and,

(b)    Employee’s employment with BOC is on an “at will” basis and this Agreement does not constitute an employment contract or an agreement by BOC to employ Employee for any particular period of time or in any particular capacity. Nothing in this Agreement is intended or should be interpreted to confer upon Employee the right to continue in the employ of BOC or to interfere with or restrict in any way the right of BOC to discharge Employee or terminate his employment at any time or for any reason whatsoever, with or without Cause, and without any obligation or liability to Employee except as herein provided, it being the intent of the parties hereto only to provide for payment of the severance benefits specified herein in the event of the termination of Employee’s employment with BOC under the certain circumstances described in Paragraph 2(a) of this Agreement.

4.    Other Definitions.

(a)    For purposes of this Agreement, BOC shall have “Cause” to terminate Employee’s employment upon:

(i)    A determination by BOC, in good faith, that (A) Employee has breached in any material respect any of the terms or conditions of any employment agreement under which Employee is bound with BOC, or code of conduct or ethics policies that apply to Employee or to BOC’s employees generally from time to time, (B) following reasonable notice of such failure and an opportunity to correct performance deficiencies, Employee has failed to perform or discharge his or her duties or responsibilities of employment in a reasonably competent and satisfactory manner, or (C) Employee is engaging or has engaged in willful misconduct or conduct which is materially detrimental to the general business prospects of BOC or BankCorp or which has had or likely will have a material adverse effect on BOC’s or BankCorp’s business or reputation;

(ii)    The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over BOC, BankCorp or any of their affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Federal Deposit Insurance Corporation, the North Carolina Banking Commission, the North Carolina Commissioner of Banks, the Federal Reserve Board, the Securities and Exchange Commission or any other regulatory agency), which results from Employee’s negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to BOC, BankCorp or any of their affiliates or subsidiaries or to their reputation;

(iii)    The commission in the course of Employee’s employment with BOC of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution or conviction);

(iv)    The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, BOC; or, in the event Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of BOC’s affairs (or if proceedings for that purpose are commenced) by, any Regulatory Authority; or

(v)    The exclusion of Employee by the carrier or underwriter from coverage under BOC’s and BankCorp’s then current “blanket bond” or other fidelity bond or insurance policy covering their directors, officers or employees, or the occurrence of any event which BOC believes, in good faith, will result in Employee being excluded from such coverage, or having coverage limited as to Employee as compared to other covered officers or employees, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

(b)    “Disability” means the absence of Employee from his or her employment duties on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to physical or mental illness or injury (subject to BOC’s obligations and Employee’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of BOC).

(c)    “Retirement” shall mean any termination of Employee’s employment with BOC which is treated as a retirement (whether early, normal or delayed retirement) under the terms of any qualified retirement benefit plan generally applicable to BOC’s salaried employees and in which Employee is a participant, or any other termination of employment that Employee and BOC mutually agree in writing to treat as a Retirement.

5.    Regulatory Requirements.    Notwithstanding anything contained in this Agreement to the contrary, and in addition to the provisions of Paragraphs 6 and 7 below, it is understood and agreed that BOC (or any of its Successors) shall not be required to make any payment or take any action under this Agreement if:

(a)    it is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

(b)    in the opinion of its counsel such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to BOC, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise is prohibited by any Regulatory Authority.

6.    Section 409A Matters.    Employee and BOC intend for this Agreement to comply with Section 409A. For that purpose, and notwithstanding anything contained in this Agreement to the contrary, Employee and BOC agree as follows:

(a)    Interpretation of Defined Terms.    The terms used in this Agreement shall be defined and interpreted in a manner that is consistent with Section 409A, and in the event of any ambiguity in any of the terms or provisions of this Agreement, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A;

(b)    Treatment of Installment Payments.    To the extent Employee is entitled to a series of installment payments under the provisions of this Agreement, such installment payments shall be treated as a series of separate payments for purposes of Section 409A, as applicable;

(c)    Requirement of “Separation from Service;” Payments to “Specified Employees.”    In the case of a payment upon the termination of Employee’s employment, no payment shall be made under this Agreement unless the termination of employment constitutes a “separation from service” under Section 409A, and, if BOC determines that Employee is a “specified employee” within the meaning of Section 409A on the date of any such separation from service (the “Separation from Service Date”), then (i) any installment payments (including reimbursement for expenses) which BOC is obligated to pay to Employee under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and accumulated by BOC and the accumulated amount shall be payable to Employee in a lump sum on the date that is six months and one week after the Separation from Service Date, with any additional installment payments for which BOC is obligated after that six-month period being payable on the same schedule as Employee’s base salary was being paid by BOC on the Separation from Service Date, and (ii) any lump-sum payment (including reimbursement for expenses) which BOC is obligated to pay to Employee under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and be payable to Employee in a lump sum on the date that is six months and one week after the Separation from Service Date;

(d)    Expense Reimbursement.    To the extent Employee is entitled to the reimbursement of any expenses or in-kind benefits under the provisions of this Agreement that is subject to Section 409A, the right to such reimbursement or benefit shall not be subject to exchange for another benefit and such reimbursement shall be paid by BOC no later than two and one-half months after the year in which the expense is incurred, except as otherwise provided in Section 409A.

(e)    Authority to Modify Agreement.    This Agreement may be amended at any time by BOC, without Employee’s consent, to the extent necessary to comply with, and avoid the imposition on Employee of an excise tax under, Section 409A; provided, however, that in the event that the terms of this Agreement, any payments made hereunder, or any action or inaction by BOC with respect thereto, shall be deemed not to comply with Section 409A, BOC shall not be liable to Employee for any income or excise taxes or any other amounts imposed on or payable by Employee with respect to any payments made hereunder or for any actions, decisions or determinations made by BOC in good faith.

(f)    Survival of Covenants.    Employee’s covenants and agreements and BOC’s rights provided for in this Paragraph 6 shall survive and remain fully in effect following the actual termination of Employee’s employment with BOC.

7.    Compliance with CPP Rules.    Employee understands and agrees that BankCorp is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program (the “CPP”), and, as a result, BOC and BankCorp are bound by applicable law, rules, regulations and guidance restricting or pertaining to the compensation of officers and employees of CPP participants and their subsidiaries which are now in effect or may later be established (including but not limited to the rules and guidance currently set forth in interim final rules appearing at 31 C.F.R. Part 30 promulgated under Sections 101(a)(1), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009) (collectively, the “CPP Rules”). Employee and BOC intend for this Agreement and payments and benefits payable to Employee hereunder to comply with the CPP Rules and, for that purpose, and notwithstanding anything contained in this Agreement to the contrary, Employee and BOC agree as follows:

(a)    Prohibited Payments; Authority to Modify Agreement.    In no event shall BOC have any obligation to make any payment, or provide any compensation (whether in the form of cash, stock or otherwise) or other benefit to Employee (including without limitation any “Golden Parachute Payment,” as that term is defined in the CPP Rules, or any other payment or benefit payable in connection with or following any termination of Employee’s employment), to the extent that BOC’s Board of Directors or its Corporate Governance Committee determines, in its sole judgment, that such payment, compensation or other benefit would violate or be prohibited by or inconsistent with the CPP Rules.

If, in the sole judgment of BOC’s Board of Directors or its Corporate Governance Committee, any provision of this Agreement, or any such payment, compensation or benefit for which BOC is or becomes obligated to Employee under this Agreement, would violate or be prohibited by or inconsistent with the CPP Rules, then the Board or that Committee shall have the authority, exercisable unilaterally and without the Employee’s consent, to modify any or all of the provisions of this Agreement, or to reduce or eliminate any such payment, compensation or other benefit, to the extent the Board or Committee, in its sole judgment, considers necessary in order to comply with the CPP Rules.

The Board or Committee’s power to modify this Agreement shall be effective for so long as BOC and BankCorp are subject to the CPP Rules. The Board’s or Committee’s action modifying this Agreement may, but need not, be in the form of a written amendment or supplement to this Agreement, or in the form of a duly adopted resolution.

(b)    Recovery of Bonus and Incentive Compensation.    If, in the sole judgment of the Bank’s Board of Directors or its Compensation Committee, any payment or benefit paid or provided to Employee under this Agreement that the Board or Committee deems to be a “Bonus” or “Incentive Compensation” (as those terms are defined in the CPP Rules) was based on materially inaccurate financial statements or on any other materially inaccurate performance criteria, that payment or benefit shall not have been earned by Employee, shall be subject to recovery by the Bank or Bancorp, and shall be repaid by Employee to the Bank within 15 days after written demand by the Bank. The Employee’s repayment obligations shall survive termination of this Agreement and shall be effective for as long as Bancorp is subject to applicable CPP Rules.

(c)    Waiver.    Employee hereby acknowledges and agrees that, for as long as BankCorp is a participant in the CPP, BOC and Bancorp will be bound by the CPP Rules and any implementing guidance issued by the U.S. Treasury or other federal agencies. Employee hereby grants the waiver required by the U.S. Treasury to release the United States and BOC and BankCorp from any claims that Employee might otherwise have as a result of any modification of Agreement as provided above, and agrees to execute such other documents as the U.S. Treasury may require to evidence this waiver.

(d)    Survival of Covenants.    Employee’s covenants and agreements and BOC’s rights provided for in this Paragraph 7 shall survive and remain fully in effect following the actual termination of Employee’s employment with BOC.

8.    Termination of Agreement.    Except as provided in Paragraphs 6 and 7 above, this Agreement automatically shall terminate and become null and void upon any termination of Employee’s employment with BOC other than a termination of employment which results in an obligation on the part of BOC to make payments as provided for under Paragraph 2(a) above; and, following any such termination of this Agreement, it shall be of no further force or effect and Employee shall have no further rights hereunder.

9.    Taxes; Required Withholdings.    Employee shall be solely responsible for any and all federal, state and local income and other taxes (including excise taxes) owed on account of his or her receipt of the payments provided for in this

Agreement. To the extent that the BOC reasonably believes itself obligated to do so, it may withhold any such taxes from payments made to Employee hereunder. If the amount of any such taxes that BOC believes itself required to withhold and transmit to any governmental or taxing authority exceeds the amount of any payments then due and payable under this Agreement and from which such withholding may be made, then BOC may require that Employee pay to it the full amount of any such taxes then due and, if Employee shall fail to make such payment, BOC may itself advance and pay the amount of those taxes and recover any such payments by offset against future payments due under this Agreement.

10.    Unfunded Arrangement.    BOC’s obligation to make payments to any person under this Agreement is purely contractual, and Employee and BOC do not intend that the amounts payable hereunder be held by BOC in trust or as a segregated fund for Employee or any other person entitled to payments hereunder. The benefits provided under this Agreement shall be payable solely from the general assets of BOC, and neither Employee nor any other person entitled to payments hereunder shall have any interest in any assets of BOC by virtue of this Agreement. BOC’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of BOC to pay money in the future. To the extent that this Agreement should be deemed to be a “pension plan,” Employee and BOC intend that it be unfunded for federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

11.    Survivor Annuities and QDROs.    Nothing contained in this Agreement is intended to give or shall give any spouse or former spouse of Employee or any other person any right to benefits under this Agreement by virtue of Sections 401(a)(11) and 417 of the Code (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Code Sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).

12.    Payments After Death.

(a)    Except as otherwise provided in this Paragraph 12, in the event that Employee shall die before his or her receipt of any payments to which he has then become entitled under this Agreement, those remaining payments shall be paid to Employee’s beneficiary or beneficiaries, if any, designated by Employee in an effective designation of beneficiary delivered to BOC as provided in this Paragraph 12. If, at the time of Employee’s death, (i) no effective beneficiary designation is on file with BOC, or (ii) no beneficiary designated by Employee has survived Employee, then Employee’s estate conclusively shall be deemed to be the beneficiary designated to receive any amounts then remaining payable to Employee under this Agreement. In either case, upon BOC’s payment to Employee’s beneficiary, BOC shall be fully relieved of any further obligation with respect to payments under this Agreement.

(b)    In order to designate one or more beneficiaries, Employee shall file a written designation with BOC in the form attached as Appendix A to this Agreement. Each such designation shall specify, by name(s), the person(s) to whom any such remaining payments shall be made following Employee’s death. From time to time, Employee may change or revoke a beneficiary designation without the consent of the previously named beneficiary(ies) by filing a new beneficiary designation form with BOC, and the filing of a new designation form automatically shall revoke any and all designation forms previously filed with BOC. A beneficiary designation form not properly filed with BOC prior to Employee’s death shall be of no force or effect under this Agreement.

(c)    Subject to reasonable restrictions imposed by BOC and to BOC’s right to refuse to accept such a designation for reasons satisfactory to it, Employee may designate more than one beneficiary and/or alternative or contingent beneficiaries, in which case Employee’s designation form shall specify the relative shares and terms and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries.

(d)    In making all determinations regarding Employee’s beneficiary(ies), the latest designation form filed by Employee with BOC shall control, and all changes in circumstances that occur after the filing of that designation shall be ignored by BOC. For example, if Employee’s spouse is designated as beneficiary in the latest designation filed by Employee but, thereafter, is divorced from Employee, such designation shall remain valid until and unless Employee files a later beneficiary designation form with BOC naming a different beneficiary. However, notwithstanding anything contained in any designation of beneficiary to the contrary, if there are circumstances which cause BOC to be unsure as to the person who is entitled to any payments following Employee’s death, then BOC may withhold those payments until entitlement to them is determined by a Court of proper jurisdiction, or, at its option, BOC may make those payments to Employee’s personal representative and, upon such payment, BOC shall be fully relieved of any further obligation with respect to any further payments under this Agreement.

(e)    Any check for a payment under this Agreement that is issued on or before the date of Employee’s death shall remain payable to Employee and shall be handled accordingly, whether or not the check actually is received by Employee prior to death. Any check issued after the date of Employee’s death shall be the property of Employee’s beneficiary(ies) determined in accordance with this Paragraph 12.

13.    Administration.    The named fiduciary shall be BOC which shall have the authority to control and manage the operation and administration of this Agreement. The administration of this Agreement shall be under the supervision of a director, officer or employee of BOC (hereinafter referred to as the “Administrator”) designated by BOC’s Board of Directors. It shall be a principal duty of the Administrator to see that this Agreement is carried out, in accordance with its terms.

14.    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon BOC and any corporate or other Successor to BOC and on Employee and his or her heirs, successors and assigns. However, notwithstanding anything contained herein to the contrary, neither Employee nor Employee’s estate or any designated beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payment under this Agreement. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of Employee, Employee’s estate or any designated beneficiary, or to any legal process by any creditor of any such person.

15.    Modification; Waiver; Amendments.    Except to the extent specifically provided otherwise herein, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. Except as otherwise specifically set forth herein, no waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

16.    Applicable Law.    The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance and enforcement of this Agreement.

17.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.    Headings.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.    Notices.    Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid, and addressed to the other party at his or its designated address listed below, or at such other address as such other party shall have designated in a written notice given as provided in this Paragraph:

If to BOC:	If to Employee:

Bank of The Carolinas	Robert W. Johnson
135 Boxwood Village Drive	250 Oakmont Circle
Mocksville, N.C. 27028	Pinehurst, N.C. 28370
Attention: President and Chief Executive Officer

19.    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

20.    Entire Agreement.    This Agreement contains the entire understanding and agreement of the parties, and there are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

BANK OF THE CAROLINAS

By:	/s/ ROBERT E. MARZIANO
President and Chief Executive Officer

EMPLOYEE:

/s/ ROBERT W. JOHNSON (SEAL)
Robert W. Johnson

APPENDIX A

DESIGNATION OF BENEFICIARY

Pursuant to the terms of the CHANGE IN CONTROL AGREEMENT dated as of September 16, 2009, between the undersigned and Bank of the Carolinas (“BOC”), I hereby designate the following beneficiary(ies) to receive any payments which may be due to me under such Agreement after my death. This Designation of Beneficiary is made under, and my and my beneficiary(ies)’ rights, and BOC’s obligations, hereunder shall be subject to, the terms and conditions of the Agreement.

PRIMARY BENEFICIARY(IES):    (If more than one is listed, I intend for the payments to be divided between or among all Primary Beneficiaries as co-beneficiaries in the percentages listed, or equally if no percentages are listed, rather than as alternative or contingent beneficiaries or in any order of listing or otherwise. In more than one is named and one of them has died, I intend for the payments that otherwise would be delivered to that person to be delivered to the surviving Primary Beneficiary or, if more than one, divided equally among the surviving Primary Beneficiaries.)

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CONTINGENT BENEFICIARY(IES):    (If I have listed one or more Contingent Beneficiaries, I intend for them to receive payments only if no Primary Beneficiary survives me. If more than one is listed, then, unless I have indicated otherwise as provided below, I intend for the payments to be divided between or among all Contingent Beneficiaries as co-contingent beneficiaries in the percentages listed, or equally if no percentages are listed, rather than in any order of listing or otherwise, and, if one of them has died, I intend for the payments that otherwise would be delivered to that person to be made to the surviving Contingent Beneficiary or, if more than one, divided equally among the surviving Contingent Beneficiaries. Alternatively, if I intend for one or more Contingent Beneficiary(ies) to receive payments in any particular order, or to the exclusion of any other(s) listed, I have indicated that below.)

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This designation hereby revokes any prior designation which may have been in effect.

Date: , 2009	EMPLOYEE:
Robert W. Johnson

Witness

RECEIPT ACKNOWLEDGED BY:

Title:

Date: , 20